                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              HEALTHEON CORPORATION

                             WATER ACQUISITION CORP.

                                       AND

                                   WEBMD, INC.

                            Dated as of May 20, 1999


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                                TABLE OF CONTENTS


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ARTICLE I THE MERGER............................................................................     2

        1.1    The Merger.......................................................................     2
        1.2    Effective Time; Closing..........................................................     3
        1.3    Effect of the Merger.............................................................     3
        1.4    Certificate of Incorporation; Bylaws.............................................     3
        1.5    Directors and Officers...........................................................     3
        1.6    Effect on Capital Stock..........................................................     4
        1.7    Dissenting Shares................................................................     6
        1.8    Surrender of Certificates........................................................     6
        1.9    No Further Transfers of Company Capital Stock....................................     8
        1.10   Lost, Stolen or Destroyed Certificates...........................................     8
        1.11   Tax Consequences.................................................................     8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................     8

        2.1    Organization of the Company......................................................     9
        2.2    Company Capital Structure........................................................     9
        2.3    Obligations With Respect to Capital Stock........................................    12
        2.4    Authority; Non-Contravention.....................................................    13
        2.5    SEC Filings; Company Financial Statements; Offer to Purchase.....................    15
        2.6    Absence of Certain Changes or Events.............................................    16
        2.7    Taxes............................................................................    16
        2.8    Title to Properties; Absence of Liens and Encumbrances...........................    18
        2.9    Intellectual Property............................................................    19
        2.10   Compliance; Permits; Restrictions................................................    22
        2.11   Litigation.......................................................................    22
        2.12   Brokers' and Finders' Fees.......................................................    23
        2.13   Interested Party Transactions....................................................    23
        2.14   Employee Benefit Plans...........................................................    23
        2.15   Environmental Matters............................................................    27
        2.16   Year 2000 Compliance.............................................................    28
        2.17   Agreements, Contracts and Commitments............................................    29
        2.18   Change of Control Payments.......................................................    30
        2.19   Disclosure.......................................................................    30
        2.20   Board Approval...................................................................    31
        2.21   Fairness Opinion.................................................................    31
        2.22   Restrictions on Business Activities..............................................    31
        2.23   Insurance........................................................................    31
        2.24   State Takeover Statutes..........................................................    31
        2.25   Representations Complete.........................................................    32
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ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................    32

        3.1    Organization of Parent...........................................................    32
        3.2    Parent Capital Structure.........................................................    33
        3.3    Obligations With Respect to Capital Stock........................................    33
        3.4    Authority; Non-Contravention.....................................................    34
        3.5    SEC Filings; Parent Financial Statements.........................................    35
        3.6    Absence of Certain Changes or Events.............................................    36
        3.7    Taxes............................................................................    37
        3.8    Title to Properties; Absence of Liens and Encumbrances...........................    38
        3.9    Intellectual Property............................................................    38
        3.10   Compliance; Permits; Restrictions................................................    40
        3.11   Litigation.......................................................................    40
        3.12   Brokers' and Finders' Fees.......................................................    41
        3.13   Environmental Matters............................................................    41
        3.14   Year 2000 Compliance.............................................................    42
        3.15   Agreements, Contracts and Commitments............................................    42
        3.16   Disclosure.......................................................................    42
        3.17   Board Approval...................................................................    43
        3.18   Fairness Opinion.................................................................    43
        3.19   Restrictions on Business Activities..............................................    43
        3.20   Interested Party Transactions....................................................    43

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................    43

        4.1    Conduct of Business by the Company...............................................    43
        4.2    Conduct of Business by Parent....................................................    46

ARTICLE V ADDITIONAL AGREEMENTS.................................................................    49

        5.1    Prospectus/Proxy Statement; Registration Statement; Other Filings; Board
               Recommendations..................................................................    49
        5.2    Meeting of Company Stockholders..................................................    50
        5.3    Meeting of Parent Stockholders...................................................    52
        5.4    Confidentiality; Access to Information...........................................    53
        5.5    No Solicitation..................................................................    53
        5.6    Public Disclosure................................................................    55
        5.7    Reasonable Efforts; Notification.................................................    55
        5.8    Third Party Consents.............................................................    56
        5.9    Stock Options, Warrants and Employee Benefits....................................    56
        5.10   Form S-8.........................................................................    57
        5.11   Indemnification..................................................................    57
        5.12   Board of Directors of Combined Company...........................................    58
        5.13   Officers of the Combined Company.................................................    58
        5.14   Change of Name; Increase of Authorized Shares....................................    58
        5.15   Headquarters of Combined Company.................................................    58
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        5.16   Branding.........................................................................    58
        5.17   Nasdaq Listing...................................................................    59
        5.18   Company Affiliate Agreement......................................................    59
        5.19   Comfort Letters..................................................................    59
        5.20   Stockholder Agreements...........................................................    59
        5.21   FIRPTA Compliance................................................................    59
        5.22   Additional Stockholder Vote......................................................    60

ARTICLE VI CONDITIONS TO THE MERGER.............................................................    60

        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................    60
        6.2    Additional Conditions to Obligations of the Company..............................    61
        6.3    Additional Conditions to the Obligations of Parent and Merger Sub................    62

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...................................................    63

        7.1    Termination......................................................................    64
        7.2    Notice of Termination; Effect of Termination.....................................    65
        7.3    Fees and Expenses................................................................    65
        7.4    Amendment........................................................................    65
        7.5    Extension; Waiver................................................................    65

ARTICLE VIII GENERAL PROVISIONS.................................................................    66

        8.1    Non-Survival of Representations and Warranties...................................    66
        8.2    Notices..........................................................................    66
        8.3    Interpretation; Knowledge........................................................    67
        8.4    Counterparts.....................................................................    68
        8.5    Entire Agreement; Third Party Beneficiaries......................................    68
        8.6    Severability.....................................................................    68
        8.7    Remedies.........................................................................    68
        8.8    Governing Law....................................................................    69
        8.9    Rules of Construction............................................................    69
        8.10   Assignment.......................................................................    69
        8.11   WAIVER OF JURY TRIAL.............................................................    69
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                                INDEX OF EXHIBITS

Exhibit A             Form of Company Voting Agreement

Exhibits B-1,

B-2, B-3 and B-4      Forms of Company Conversion Agreements

Exhibit C             Form of Microsoft Stockholder Agreement

Exhibit D             Form of Parent Voting Agreement


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
                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of May 20, 1999, among Healtheon Corporation, a Delaware corporation ("PARENT"), Water Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and WebMD, Inc., a Georgia corporation (the "COMPANY").

                                    RECITALS

        A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code ("GEORGIA LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

        B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

        C. The Board of Directors of Parent (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger.

        D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's respective willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "COMPANY VOTING AGREEMENTS"), certain stockholders of the Company are entering into Conversion Agreements in substantially the form attached hereto as Exhibits B-1, B-2, B-3, and B-4 (the "COMPANY CONVERSION AGREEMENTS"), and Microsoft Corporation ("MICROSOFT") is entering into a Stockholder Agreement (the "MICROSOFT AGREEMENT") in substantially the form of Exhibit C, (Exhibit C is included in the definition of Company Voting Agreements for the purposes hereof). Certain Stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as Exhibit D (the "PARENT VOTING AGREEMENTS").

        E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").


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
        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger

        At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Georgia Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION". Notwithstanding the foregoing:

               (a) Parent and the Company may, at any time prior to the mailing of the Proxy Statement/Prospectus (as defined in Section 2.19 below), mutually agree to change the structure of the Merger to a forward triangular merger with the Company merging with and into Merger Sub and Merger Sub surviving the Merger. In such event, Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

               (b) Parent or the Company may, at any time prior to the mailing of the Proxy Statement/Prospectus, reasonably require that the structure of the Merger be pursuant to a new Delaware corporation referred to herein as Newco would be formed by Parent and the Company solely for the purpose of the transactions contemplated hereunder; (i) a newly formed, wholly owned subsidiary of Newco incorporated in Delaware would be merged with and into Parent, with Parent being the surviving corporation of such merger (the "PARENT MERGER"), and all outstanding shares of Parent Common Stock would be converted, on a share for share basis, into shares of Newco Common Stock having identical rights, preferences and privileges, as shares of Parent Common Stock; and (ii) another newly formed, wholly owned subsidiary of Newco incorporated in Georgia would be merged with and into the Company, with the Company being the surviving corporation of such merger (the "COMPANY MERGER"), and all outstanding shares of Company Capital Stock will be automatically converted into the right to receive shares of Newco Common Stock in the same manner specified in Section 1.6(a) below as if the Newco Common Stock were Parent Common Stock; provided that each share of any series or class of Company Capital Stock that, as a separate voting group under Georgia Law has a right to approve the Company Merger as a separate voting group, does not in fact approve the Company Merger (a "NON APPROVING SERIES") outstanding prior to the Company Merger would remain outstanding as a share of the applicable series or class in the Company thereafter. For federal income tax purposes, it is intended that the Parent Merger and the


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
Company Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and/or as an exchange under the provisions of Section 351(a) of the Internal Revenue Code. For purposes of this Agreement, the Parent Voting Agreements, the Company Voting Agreements and the Company Conversion Agreements, the term Merger as used herein and therein shall be deemed to mean the Parent Merger and/or the Company Merger, as applicable. If the alternative in this paragraph (b) is applicable, the parties shall execute an appropriate amendment to this Agreement to effect such changes as are necessary and appropriate to effect the structure of the Merger described in this paragraph and to provide that Newco shall cause the Company to honor the Company's warrants and to provide shares of Newco common stock upon exercise of such securities.

        1.2 Effective Time; Closing

        Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Georgia in accordance with the relevant provisions of Georgia Law (the "ARTICLES OF MERGER") (the time of such filing with the Secretary of State of the State of Georgia (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Articles of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

        1.3 Effect of the Merger

        At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation; Bylaws

               (a) Subject to Section 5.11, at the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of


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
Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "WebMD, Inc."

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers

        The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

        1.6 Effect on Capital Stock

        Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

               (a) Conversion of Company Capital Stock. Each share of Common Stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.7(a) hereof), and other than any shares of the Company Capital Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted, without regard to any conversion rights contained in the Company's Articles of Incorporation, into the right to receive 1.815 shares of Parent Common Stock (the "EXCHANGE RATIO") (subject to Section 1.6(f)) upon surrender of the certificate representing such share of the Company Capital Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10). Each share of Preferred Stock of the Company ("COMPANY PREFERRED STOCK" and together with the Company Common Stock, the "COMPANY CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and automatically converted without regard to any conversion rights or rights to receive any liquidation or other preference contained in the Company's Articles of Incorporation into the right to receive a number of shares of Parent Common Stock equal to (i) the Exchange Ratio (subject to Section 1.6(f)) multiplied by
(ii) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible immediately prior to the Effective Time (without giving effect to any limitations on the exercise of such conversion right), upon surrender of the certificate representing such Company Preferred Stock, in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond) if required) in the manner provided in Section 1.10. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time (but giving effect to the Merger) are unvested or


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
are subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other similar condition (except as provided in the applicable agreement or plan), and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent or the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other similar agreement.

               (b) Cancellation of Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Stock Options; Employee Stock Purchase Plans; Warrants. At the Effective Time, all options to purchase Company Capital Stock then outstanding under the WebMD, Inc. Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan"), the Director Stock Option Plan of WebMD, Inc. (the "Director Plan"), the Direct Medical Knowledge, Inc. 1997 Stock Option/Stock Issuance Plan, which was assumed by the Company in connection with its acquisition of Director Medical Knowledge, Inc. (the "DMK Plan"), the Sapient Health Network, Inc. 1996 Stock Incentive Plan, which the Company assumed in connection with its acquisition of Sapient Health Network, Inc. (the "SHN Plan"), and the Employment Agreement dated as of September 30, 1998 between the Company and Jeffrey T. Arnold (the "ARNOLD EMPLOYMENT AGREEMENT" and, together with the 1997 Plan, the Director Plan, the DMK Plan and the SHN Plan, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.9 hereof. At the Effective Time, the issued and outstanding warrants to purchase Company Capital Stock set forth on Part 2.2 of the Company Schedules (collectively, the "WARRANTS") shall be, in connection with the Merger, assumed by Parent in accordance with Section 5.9. Part 2.2 of the Company Schedules describes, with respect to each warrant outstanding, the number of shares of Company Capital Stock into which such warrant may be exercised, the exercise price, the name and address of the holder of record, the grant date, the termination date, whether such warrant has registration rights, and, if applicable, a description of such registration rights and whether cashless exercise of such warrant is permissible.

               (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would


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
otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.8(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day ending one day prior to the Closing Date, as reported on the Nasdaq National Market System ("NASDAQ").

               (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

        1.7 Dissenting Shares

               (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised dissenters' rights for such shares in accordance with Georgia Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Georgia Law.

               (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under Georgia Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

               (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Georgia Law; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

        1.8 Surrender of Certificates


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
               (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.8(d).

               (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock, into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d).

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

               (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9 No Further Transfers of Company Capital Stock

        There shall be no further recordation of transfers on the stock books of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.10 Lost, Stolen or Destroyed Certificates

        In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.11 Tax Consequences

        It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As of the date hereof and as of the Closing Date, the Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter and referencing a specific representation supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULES"), as follows:

        2.1 Organization of the Company

               (a) The Company has no subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Schedules; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Schedules owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Part 2.1(a)(ii) of the Company Schedules. (Where appropriate, the Company and each of its subsidiaries are referred to singularly and/or collectively in this Agreement as the "COMPANY"). The Company has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("CONTRACT") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

               (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

               (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

               (d) The Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

        2.2 Company Capital Structure

               (a) The authorized capital stock of the Company consists of (i) 97,000,000 shares of Company Common Stock, 75,000,000 of which are shares of Common Stock, no par value per share (the "COMMON STOCK"), 3,000,000 of which are shares of Common Stock Series B, no par value per share (the "SERIES B COMMON STOCK"), 1,500,000 of which are shares of Common Stock Series C, no par value per share (the "SERIES C COMMON STOCK"), 15,000,000 of which are shares of Common Stock Series D, no par value per share (the "SERIES D COMMON STOCK"), and 2,500,000 of which are shares of Common Stock Series E, no par value per share (the "SERIES E COMMON STOCK"); and (ii) 10,000,000 shares of Company Preferred Stock. As of the date of this Agreement, 2,500,000 shares of Common Stock are issued and outstanding; 1,400,000 shares of Series B Common Stock are issued and outstanding; 1,500,000 shares of Series C Common Stock are issued and outstanding; 5,654,192 shares of Series D Common Stock would be issued and outstanding assuming (A) no shares of Series F Preferred Stock are tendered to Microsoft pursuant to the Offer to Purchase (as defined in Section 2.5(c)) and
(B) no Company Options or Warrants are exercised in order to effect a tender of the Series F Preferred Stock to Microsoft ("No Tender or Exercise") and 12,164,916 would be issued and outstanding assuming (A) all shares of Series F Preferred Stock are tendered to Microsoft pursuant to the Offer to Purchase and
(B) the Company Options or Warrants are exercised in order to effect a full tender of the Series F Preferred Stock to Microsoft ("Full Tender and Exercise"); and 2,100,000 shares of Series E Common Stock are issued and outstanding. As of the date of this Agreement, 1,600,000 shares of Series A Convertible Preferred Stock, no par value per share (the "SERIES A PREFERRED STOCK"), are authorized, of which 1,131,000 would be issued and outstanding assuming No Tender or Exercise and 1,191,000 would be issued and outstanding, assuming a Full Tender and Exercise; 3,400,000 shares of Series B Convertible Preferred Stock, no par value per share (the "SERIES B PREFERRED STOCK"), are authorized, of which 3,036,596 would be issued and outstanding assuming No Tender or Exercise and 3,048,871 would be issued and outstanding assuming a Full Tender and Exercise; 2,000,000 shares of Series C Convertible Preferred Stock, no par value per share (the "SERIES C PREFERRED STOCK"), are authorized, of which 1,008,750 would be issued and outstanding assuming No Tender or Exercise, and 1,108,750 would be issued and outstanding assuming a Full Tender and Exercise; 200,000 shares of Series D Convertible Preferred Stock, no par value per share (the "SERIES D PREFERRED STOCK"), are authorized, of which 200,000 are issued and outstanding; 792,000 shares of Series E Preferred Stock are authorized, of which 184,604 are issued and outstanding; and 1,180,000 shares of Series F Preferred Stock are authorized of which 751,546 shares would be issued and outstanding assuming No Tender or Exercise and 1,034,725 shares would be issued and outstanding assuming a Full Tender and Exercise. Subject to the assumptions set forth above, there are no other authorized, issued or outstanding shares of capital stock of the Company. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Capital Stock held in treasury by the Company. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Capital Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Capital Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and
(B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract.

               (b) As of the date of this Agreement and assuming No Tender or Exercise, 8,869,896 shares of Company Capital Stock are subject to issuance pursuant to outstanding options to purchase Company Capital Stock under the Company Stock Option Plans of which (i) 6,916,272 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series D Common Stock under the 1997 Plan, (ii) 311,535 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to options to purchase Series D Common Stock under the Director Plan, (iii) 257,489 shares of Series B Preferred Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series B Preferred Stock under the DMK Plan and the SHN Plan and (iv) 1,384,600 shares of Series D Common Stock are subject to issuance (and reserved for issuance) pursuant to outstanding options to purchase Series D Common Stock under the Arnold Employment Agreement (stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY OPTIONS"). As of the date of this Agreement and assuming a Full Tender and Exercise, 7,800,592 shares of Company Capital Stock are subject to issuance pursuant to outstanding options to purchase Company Capital Stock under the Company Stock Option Plans. As of the date of this Agreement and assuming No Tender or Exercise, 13,157,283 shares of Company Capital Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules, of which (i) 12,494,916 shares of Series D Common Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules; (ii) 260,000 shares of Series A Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules; (iii) 12,286 shares of Series B Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules; (iv) 200,000 shares of Series C Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules, and (v) 190,081 shares of Series F Preferred Stock are subject to issuance pursuant to the exercise of warrants as set forth on Part 2.2 of the Company Schedules. As of the date of this Agreement and assuming a Full Tender and Exercise, 856,538 shares of Company Capital Stock are subject to issuance pursuant to the exercise of the Warrants. Each Company Option and Warrant by its terms may be treated in and by virtue of the Merger strictly in accordance with the terms of Section 5.9(a) or 5.9(c) as appropriate, without any requirement that any holder of any such Warrant or Company Option (or any other party) receive any notice or be required to consent in any manner. Part 2.2(b) of the Company Schedules sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement assuming No Tender or Exercise and a Full Tender and Exercise: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b)(i) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. As of the date of this Agreement the following conversion ratios (the "CONVERSION RATIOS") are applicable to the Company Preferred Stock, (a) each share of Series A Preferred Stock, each share of Series B Preferred Stock and each share of Series C Preferred Stock converts into one share of Company Common Stock, (b) each share of Series D Preferred Stock converts into five shares of Company Common Stock and (c) each share of Series E Preferred Stock and each share of Series F Preferred Stock converts into ten shares of Company Common Stock. The number of additional shares of Company Capital Stock that would be issuable as a result of any adjustments in such Conversion Ratios between the date of this Agreement and the Effective Time shall not exceed 400,000 shares of Company Common Stock on an as-converted basis.

               (c) All outstanding shares of Company Capital Stock, all outstanding Company Options, all outstanding warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

               (d) On May 14, 1999, the Company received $99,999,986.80 in exchange for the sale of 184,604 shares of Series E Preferred Stock to Microsoft.

        2.3 Obligations With Respect to Capital Stock

        Except as set forth in Section 2.2 above (including any exercise or conversion of Company Capital Stock, Company Options and Warrants referred to in
Section 2.2), as of the date hereof there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.3 of the Company Schedules or as set forth in Section 2.2 hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreements and the Company Conversion Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. The requisite vote of the stockholders of the Company to approve and adopt this Agreement and approve the Merger under each of the Company Charter Documents and Georgia Law, including, without limitation the treatment of Company Capital Stock as set forth in Section 1.6(a), are set forth on Part 2.4 of the Company Schedules. Stockholders of the Company that have executed the Company Voting Agreements and the Company Conversion Agreements, together with Parent's rights under Section 5.2(c), represent sufficient voting power to approve the Merger and this Agreement under the Company Charter Documents and Georgia Law. If all of the shares subject to such executed Company Voting Agreements are voted in accordance with the terms of the Company Voting Agreements and all of the shares subject to such Company Conversion Agreements are converted pursuant to the terms thereof, together with Parent's rights under Section 5.2(c), the condition set forth in Section 6.1(a) of this Agreement would be satisfied at the Company's Stockholder's Meeting (as defined in Section 5.2). If Parent exercises its option pursuant to Section 5.2(c), the option will be valid, binding and enforceable and Parent will have all voting rights (which rights will be valid, binding and enforceable) with respect to shares of Company Capital Stock, issued or issuable upon exercise of such option.

        2.4 Authority; Non-Contravention

               (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Articles of Merger pursuant to Georgia Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents; (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected.
Part 2.4(b) of the Company Schedules lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Georgia; (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

        2.5 SEC Filings; Company Financial Statements; Offer to Purchase

               (a) The Company has filed a Form S-1 (File No. 333-7135), as amended on February 26, 1999, (the "COMPANY FORM S-1") with the SEC and has made available to Parent such Form S-1 in the form filed with the SEC. As of February 26, 1999, the Company Form S-1 was prepared in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the rules and regulations of the SEC thereunder applicable to such Company Form S-1. Neither the Company nor any of its subsidiaries is required to file any forms, reports or other documents with the SEC. The Company filed a request with the SEC on May 13, 1999 to withdraw the Company Form S-1 from registration.

               (b) Part 2.5 of the Company Schedules sets forth the Company's audited balance sheet as of December 31, 1997 and as of December 31, 1998 (the "COMPANY BALANCE SHEET") and the related audited statements of income and cash flow for the three year periods ending December 31, 1998 (the "COMPANY AUDITED FINANCIALS") and the Company's unaudited balance sheet as of March 31, 1999 and the related unaudited statements of income and cash flow for the three months then ended (the "COMPANY UNAUDITED FINANCIALS" together with the Company Audited Financials, the "COMPANY FINANCIALS"). The Company Financials and each of the consolidated financial statements contained in the Company Form S-1 (including, in each case, any related notes thereto) (together, the "COMPANY FINANCIAL STATEMENTS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Except as disclosed in the Company Financial Statements, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

               (c) The Company's response to the Offer to Purchase For Cash of Any and All Shares of Series F Preferred Shares of the Company by Microsoft dated April 10, 1999 (the "OFFER TO PURCHASE") distributed to the stockholders of the Company in connection with Microsoft's offer to purchase Company Capital Stock at the time it was initially mailed to the stockholders of the Company complied in all material respects with all applicable law, including all applicable rules and regulations promulgated under the Exchange Act and the Company will continue to comply in all material respects with applicable laws, rules and regulations with respect to the Offer to Purchase as the same may be extended or amended from time to time and its response thereto. The maximum number of shares of Series F Preferred Stock of the Company that any officer, director or other affiliate of the Company is permitted to tender to Microsoft pursuant to the Offer to Purchase is set forth on Part 2.5(c) of the Company Schedules.

        2.6 Absence of Certain Changes or Events

        Since the date of the Company Balance Sheet to the date of this Agreement there has not been: (i) any Material Adverse Effect on the Company;
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock; (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice; (vi) any amendment or consent with respect to any material licensing; (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

        2.7 Taxes

               (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits

                      (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                      (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

                      (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

                      (v)No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

                      (vi) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

                      (vii) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                      (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                      (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                      (x)Except as may be required as a result of the Merger, the Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                      (xi) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                      (xii) The Company is not subject to (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting the Company or any of its subsidiaries.

                      (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        2.8 Title to Properties; Absence of Liens and Encumbrances

               (a) Part 2.8(a) of the Company Schedules lists the real property interests owned by the Company as of the date of this Agreement. Part 2.8(a)(i) of the Company Schedules lists all real property leases to which the Company is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under the real property leases identified in Part 2.8(a)(i) of the Company Schedules, the Company owns no interest in real property.

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        2.9 Intellectual Property

        For the purposes of this Agreement, the following terms have the following definitions:

                "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world;
        (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

                "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and
        (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

                "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

               (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

               (b) Part 2.9(b) of the Company Schedules is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

               (c) The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

               (d) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own.

               (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of; or
(ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (f) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

               (g) The Company Schedules list all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

               (h) All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

               (i) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

               (j) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (k) Except as set forth in Part 2.9(k) of the Company Schedules and to the knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

               (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces, or prior to the Closing will have and will enforce, a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

               (m) Neither this Agreement nor the transactions contemplated by this Agreement, including the transfer to Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in the Company's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them.

        2.10 Compliance; Permits; Restrictions

               (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company, against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

               (b) The Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company.

        2.11 Litigation

        Except as disclosed in Part 2.11 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

        Except as disclosed in Part 2.11 of the Company Schedules, the Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"), to the Company's knowledge no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the knowledge of the

Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Schedule pursuant to this Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

        2.12 Brokers' and Finders' Fees


        Except for fees payable to BancBoston Robertson Stephens Inc. and Gleacher & Co. LLC pursuant to an engagement letters dated March 12, 1999 and April 20, 1999, in the case of BancBoston Robertson Stephens, LLC, and January 27, 1999, in the case of Gleacher & Co. LLC, copies of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.13 Interested Party Transactions

        There are no transactions involving the Company of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the Securities Act if such item were applicable to the Company.

        2.14 Employee Benefit Plans

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                      (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                      (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation

Act of 1985, as amended;

                      (iv) "DOL" shall mean the Department of Labor;

                      (v) "EMPLOYEE" shall mean any current or former employee, consultant, or director of the Company or any Affiliate;

                      (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee or consultant;

                      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                      (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                      (x) "IRS" shall mean the Internal Revenue Service;

                      (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                      (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                      (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Part 2.14(b) of the Company Schedules contain an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including

(without limitation) all amendments thereto, all related trust documents and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan or related trust; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan;
(xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and
(vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

               (h) COBRA, etc. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

               (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

               (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

        2.15 Environmental Matters

               (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS Material") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

        2.16 Year 2000 Compliance

        The Company's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. The Company's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

        2.17 Agreements, Contracts and Commitments

        Except as otherwise set forth in Part 2.17 of the Company Schedules, as of the date hereof neither the Company nor any of its subsidiaries is a party to or is bound by:

               (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

               (b) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

               (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

               (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

               (e) any joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

               (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole; or

               (g) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (h) any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

               (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

               (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

               (k) any other agreement, contract or commitment that has a value of $100,000 or more individually.

        Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the material agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        2.18 Change of Control Payments

        Part 2.18 of the Company Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company as a result of or in connection with the Merger.

        2.19 Disclosure

        None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting (as defined in Section 5.2) or Parent Stockholders' Meeting (as defined in Section 5.3) or as of the

Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

        2.20 Board Approval

        The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

        2.21 Fairness Opinion

        The Company's Board of Directors has received an opinion from BancBoston Robertson Stephens Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, a written copy of which will be delivered to Parent promptly after receipt by the Company.

        2.22 Restrictions on Business Activities

        Except as set forth in Section 2.22 of the Company Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition by the Company of property material to it or the conduct of business by the Company as currently conducted.

        2.23 Insurance

        The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

        2.24 State Takeover Statutes

        No state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the transactions contemplated by this Agreement and the Company Voting Agreements.

        2.25 Representations Complete

        As of the date of this Agreement, the representations and warranties made by the Company (as modified by the Company Schedules) in this Agreement, or any statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement do not contain any untrue statement of a material fact, or do not omit to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which they are made, not misleading.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        As of the date hereof and as of the Closing Date, Parent and Merger Sub represent and warrant to the Company, subject to the exceptions disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent and Merger Sub to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT Schedules"), as follows:

        3.1 Organization of Parent

               (a) Except as set forth on Part 3.1(a) of the Parent Schedules, as of the date of this Agreement Parent does not own any capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Parent. (Where appropriate, Parent and each of its subsidiaries are referred to singularly and/or collectively in this Agreement as the "PARENT"). Parent has not agreed and is not obligated to make, nor bound by any contract under which contract it may become obligated to make, any future investment in or capital contribution to any other entity. Parent has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

               (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

               (c) Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Parent.

               (d) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "PARENT CHARTER Documents"), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents.

        3.2 Parent Capital Structure

               (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 150,000,000 shares of Common Stock, $0.0001 par value, of which an aggregate of 70,976,757 shares of Parent Common Stock (plus any shares of Parent Common Stock issued upon exercise of Parent Options (as defined in Section 3.2(b)) since May 14, 1999 were issued and outstanding; and
(ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, none of which shares have been issued or are outstanding as of the date of this Agreement. All of the outstanding shares of Parent's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

               (b) As of the date of this Agreement: (i) an aggregate of 14,407,958 shares of Parent Common Stock less any shares of Parent Common Stock subject to Parent Options that have been exercised since May 14, 1999 are subject to issuance pursuant to outstanding options to purchase Parent Common Stock under Parent's stock option plans; (ii) 1,413,458 shares of Common Stock are reserved for future issuance under Parent's 1996 Stock Plan (the "PARENT PURCHASE Plan"); and (iii) 792,748 shares of Common Stock are reserved for issuance under Parent's 1998 Employee Stock Purchase Plan. (Stock options granted by Parent pursuant to Parent's stock option plans are referred to in this Agreement as "PARENT OPTIONS"). Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has granted stock options that are currently outstanding as of the date of this Agreement and the form of all stock option agreements evidencing such options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

               (c) As of the date of this Agreement, 2,577,240 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants to purchase Common Stock.

               (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

        3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2 above, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Parent's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.3 of the Parent Schedules or Section 3.2 above, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and, except for the Parent Voting Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Parent will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

        3.4 Authority; Non-Contravention

               (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval of the Parent Proposals

(as defined in Section 5.3) by Parent's stockholders and the filing of the Articles of Merger pursuant to Georgia Law. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is sufficient for Parent's stockholders to approve the Parent Proposals. Stockholders of the Company that have executed Parent Voting Agreements represent sufficient voting power to approve the Parent Proposals under the Parent Charter Documents and Delaware Law. This Agreement has been duly executed and delivered by Parent and/or Merger Sub, execution and delivery by the Company, constitute a valid and binding obligation of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to filing an amendment to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and Preferred Stock of Parent and to change Parent's corporate name, conflict with or violate the Parent Charter Documents; (ii) subject to obtaining the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger by Parent's stockholders as contemplated in Section 5.3 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective assets are bound or affected.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Georgia; (ii) the filing of the Registration Statement and the Prospectus/Proxy Statement in accordance with the Securities Act and the Exchange Act, respectively; (iii) filing an amendment to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and Preferred Stock of Parent, (iv) filing an amendment to Parent's Certificate of Incorporation to change Parent's corporate name (subject to and conditional upon effectiveness of the Merger); (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country; and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

        3.5 SEC Filings; Parent Financial Statements

               (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1999 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) filed with the SEC as of the date of this Agreement are referred to herein as the "PARENT SEC REPORTS"). As of their respective dates (or, if amended, as of the repurchase dates of such amendments), Parent SEC Reports (i) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent's Quarterly Report on Form 10-Q for its quarter ended as of March 31, 1999 is hereinafter referred to as (the "PARENT BALANCE SHEET"). Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

        3.6 Absence of Certain Changes or Events

        From the date of Parent Balance Sheet to the date of this Agreement there has not been: (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock; (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice and grants of Parent Options, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into any currently effective employment, severance, termination or director, officer or other employee indemnification agreement or any other employment or consulting related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby;
(v) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice; (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC; (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

        3.7 Taxes

               (a) Tax Returns and Audits.

                      (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

                      (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to the FUTA and other Taxes required to be withheld.

                      (iii) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (iv) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

                      (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

                      (vi) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

                      (vii) There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                      (viii) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

                      (ix) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                      (x) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                      (xi) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

        3.8 Title to Properties; Absence of Liens and Encumbrances

               (a) All of Parent's current leases with respect to real property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. As of the date of this Agreement, other than the leaseholds created under real property leases, Parent owns no interest in real property.

               (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Parent Financials and except for Liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        3.9 Intellectual Property

        For the purposes of this Agreement, the following terms have the following definitions:

        "PARENT INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or exclusively licensed to, Parent.

        "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

               (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

               (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

               (c) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property or Intellectual Property used by Parent free and clear of any Lien or Encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

               (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (e) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, manufacture, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

               (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (g) To the knowledge of Parent, no person has or is infringing or misappropriating any Parent Intellectual Property.

               (h) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/ confidentiality agreement substantially in the form provided to the Company and all current and former employees and contractors of Parent have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

        3.10 Compliance; Permits; Restrictions

               (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected; or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

               (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of Parent Permits, except where the failure to be in compliance with the terms of Parent Permits would not be material to Parent.

        3.11 Litigation

        Except as disclosed in Part 3.11 of the Parent Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

        3.12 Brokers' and Finders' Fees

        Except for fees payable to Morgan Stanley & Co. Incorporated, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Parent shall provide Company a copy of an engagement letter with Morgan Stanley & Co. Incorporated promptly after it is executed.

        3.13 Environmental Matters

               (a) Hazardous Material. Except as would not result in material liability to Parent, no Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as would not result in a material liability to Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date; and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. Parent and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL Permits") necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent any material environmental liability.

        3.14 Year 2000 Compliance

        Parent's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. Parent's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

        3.15 Agreements, Contracts and Commitments

        As of the date of this Agreement, neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a material Contract of Parent, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract of Parent in such a manner as would permit any other party to cancel or terminate any such material Contract of Parent, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        3.16 Disclosure

        None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

        3.17 Board Approval

        The Board of Directors of Parent has, as of the date of this Agreement, determined to recommend that the stockholders of Parent approve the Parent Proposals (as defined in Section 5.3) (other than the proposed name change).

        3.18 Fairness Opinion

        Parent's Board of Directors has received an opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, a written copy of which will be delivered to the Company promptly after receipt by Parent of a copy of such opinion.

        3.19 Restrictions on Business Activities

        Except as set forth in Part 3.19 of Parent Schedules, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition by Parent or the conduct of business by Parent as currently conducted.

        3.20 Interested Party Transactions

        Except as set forth in Parent's SEC Reports or in Parent's Proxy Statement for its 1999 Annual Meeting, since January 1, 1999, there have been no transactions of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the Securities Act.



                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by the Company

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall carry on its business in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization; (ii) keep available the services of its present officers and employees; and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

        In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

               (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.1(f)(i) below (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase);

               (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.1(f)(i) (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase);

               (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options for Company Common Stock pursuant to the Company Stock Option Plans granted to employees of the Company to purchase up to 700,000 shares (as appropriately adjusted for stock splits and the like) of Company Common Stock to employees of the Company (other than officers of the Company) with strike prices no less than the fair market value of the Parent Common Stock at the time of grant multiplied by the Exchange Ratio and otherwise with vesting schedules and other terms and conditions consistent with Parent's stock option grants to Parent's employees; (ii) issuance of shares of the Company Common Stock and Series F Preferred Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i); (iii) the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to clause (i) above (including any exchange of Series D Common Stock for Series F Preferred Stock in connection with the Offer to Purchase), and (iv) the issuance of shares contemplated by Sections 6.3(i) and 6.3(j).

               (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) except as set forth in the Company Conversion Agreements;

               (h) Acquire or agree to acquire or be acquired by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic partnerships or alliances;

               (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except sales of inventory and used equipment in the ordinary course of business consistent with past practice;

               (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing agreements disclosed in the Company Schedules in the ordinary course of business;

               (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

               (l) Materially modify or amend, or terminate any Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in any such case, in a manner materially adverse to the Company or Parent;

               (m) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company other than in the ordinary course of business consistent with past practice;

               (n) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

               (o) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

               (p) Permit Microsoft to increase the number of shares it is offering to purchase pursuant to the Offer to Purchase or amend or modify the Offer to Purchase in a manner knowingly materially adverse to Parent or the Company or in a manner which knowingly would cause a material delay in the consummation of the Merger; or

               (q) Amend the Investment Agreement (as defined in Section 6.3(i)(a)) in any manner, other than providing certain closing conditions set forth therein to be applicable to the Purchasers (as defined therein).

               (r) Agree in writing or otherwise to take any of the actions described in (a) through (q) above.

        4.2 Conduct of Business by Parent

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall carry on its business in compliance with all applicable laws and regulations, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization; (ii) keep available the services of its present officers and employees; and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

        In addition, except as permitted by the terms of this Agreement, except as provided in Article 4 of the Parent Schedules and, subject to subsection (k) below, except as contemplated by the MEDE Agreement (as defined in subsection
(k) below), without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to the Company, or adopt any new severance plan;

               (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.2(f)(i) below or assumed pursuant to the MEDE Agreement;

               (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or repurchase agreements in effect on the date hereof, other than the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to Section 4.2(f)(i) below or assumed pursuant to the MEDE Agreement;

               (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options for Parent Common Stock pursuant to stock options granted to employees of Parent (other than officers of Parent) to purchase up to 1,400,000 (as appropriately adjusted for stock splits and the like) shares of Parent Common Stock plus any grants of stock options for Parent Common Stock as contemplated by the MEDE Agreement; (ii) issuance of shares of Parent Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clause (i) or warrants;
(iii) issuance of shares of Parent Common Stock to participants in the Parent Purchase Plan pursuant to the terms thereof; (iv) subject to (k) below, issuance of shares of Parent Common Stock in connection with mergers and acquisitions by Parent publicly announced by Parent prior to the date hereof; and (v) the exercise of options or warrants or conversions of securities outstanding on the date of this Agreement or granted pursuant to subsection (i) above or assumed pursuant to the MEDE Agreement.

               (g) Except as contemplated by this Agreement, including increasing Parent's authorized capitalization and changing Parent's corporate name, cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

               (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or enter into any material joint ventures, strategic partnerships or alliances;

               (i) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this
Article IV;

               (j) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

               (k) Parent shall not agree to increase the exchange ratio into which the outstanding shares of MEDE AMERICA Corporation convert into shares of Parent Common Stock (the "MEDE Exchange Ratio") pursuant to Section 1.6 of the Agreement and Plan of Reorganization (the "MEDE Agreement") among Parent, MEDE AMERICA and Merc Acquisition Corp., dated April 20, 1999 such that the number of shares of Parent Common Stock issuable pursuant to the MEDE Agreement would exceed an amount equal to the sum of (i) the number of shares of Parent Common Stock that Parent would be required to issue (or reserve for issuance for the exercise of outstanding options, warrants and other rights) under the Mede Agreement if the MEDE Exchange Ratio is not adjusted plus (ii) an amount equal to an additional 2,000,000 shares of Parent Common Stock (as appropriately adjusted for stock splits and the like);

               (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice; or (ii) pursuant to existing agreements either disclosed in Parent SEC Reports or not material to Parent;

               (m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

               (n) Materially modify or amend or terminate any Contract or other material contract or agreement to which the Parent or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in any such case, in a manner materially adverse to Parent;

               (o) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Parent's products or products licensed by the Parent other than in the ordinary course of business;

               (p) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

               (q) Selling any material portion of Parent's assets other than in the ordinary course of business; or

               (r) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (q) above.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1 Prospectus/Proxy Statement; Registration Statement; Other Filings; Board Recommendations

        As promptly as possible after the execution of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and the Registration Statement. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of the Company and Parent will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS"); and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement.

        5.2 Meeting of Company Stockholders

               (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Georgia Law and its Articles of Incorporation and Bylaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. The Company shall set the record date for the Company Stockholders' Meeting on the date which is eight business days after the date the Prospectus/Proxy Statement is mailed to the Company's stockholders. The Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Georgia Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting, but only to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company stockholders in advance of a vote on the Merger or, if as of the time for which Company

Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Georgia Law, the Company's Articles of Incorporation and Bylaws, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by (except to the extent set forth in this Section 5.2(a)) the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger, this Agreement or the transactions contemplated hereby.

               (b) The Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting or otherwise comply with Section 14-2-1103 of Georgia Law (including without limitation subsection
(b)(1) thereof). Except as necessary so as not to breach its fiduciary duties to the Company's stockholders under Georgia Law, the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting. Except as necessary so as not to breach its fiduciary duties to the Company's stockholders under Georgia Law, neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. Notwithstanding anything permitted by the foregoing, neither the Company nor its Board of Directors shall take any action that would cause any Company Voting Agreement or Company Conversion Agreement to be unenforceable in accordance with its terms under applicable law.

               (c) If, on the date immediately prior to the record date for the Company Stockholders Meeting, the shares of the Company Capital Stock subject to Company Voting Agreements (including Company Voting Agreements entered into by parties to Company Conversion Agreements) do not represent sufficient voting power to approve the Merger (other than with respect to the required vote, if any, of the Series A Preferred Stock or Series B Preferred Stock as separate voting groups), then the Company will grant an option to Parent to purchase a sufficient number of shares of Common Stock and/or Series F Preferred Stock, exercisable on the record date at a price equal to $54.17 per share of Company Common Stock (on an as-converted basis), payable by delivery of cash in the amount of the par value per share of the shares purchased upon the exercise of such option(s), plus a note of Parent with interest at 5% per annum for the remainder of the exercise price, so as to provide such voting power. Any shares of Company Capital Stock purchased pursuant to such option shall be subject to a put and call at the exercise price of the option (payable by cancellation or return of the note, as the case may be, together with cash in the amount of the cash purchase price) in the event this Agreement is terminated prior to the Closing. The parties agree to take such actions to ensure that the consummation of the transactions in this Section (or such other substitute arrangements as the parties may mutually agree to accomplish the purposes of this Section 5.2(c)) will not cause the Merger to fail to constitute a tax-free transaction to the holders of Parent Common Stock and Company Capital Stock under Section 368 or 351 of the Code.

        5.3 Meeting of Parent Stockholders

               (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of Parent's stockholders (the "PARENT STOCKHOLDERS MEETING") to consider (i) the issuance of the shares of Parent Common Stock pursuant to the Merger (the "FIRST PROPOSAL"); (ii) an amendment to the Parent Certificate of Incorporation to increase the number of shares of Parent Common Stock and Preferred Stock of Parent authorized thereunder and (iii) an amendment to Parent's certificate of Incorporation to change its corporate name (subject to and conditional upon the effectiveness of the Merger) (collectively, the "PARENT PROPOSALS"), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Parent Proposals and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting, but only to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the Parent Proposals or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent's Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, that all proxies solicited by the Company in connection with the Parent Stockholders' Meeting are solicited in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected (except to the extent set forth in this Section 5.3(a)) by the commencement, disclosure, announcement or submission to Parent of any offer or proposal to acquire securities or assets of Parent or its subsidiaries or any merger, consolidation, business combination or similar transaction involving Parent, or by the withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent


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
with respect to the Merger, the Parent Proposals, this Agreement or the transactions contemplated hereby.

               (b) The Board of Directors of Parent shall recommend that Parent's stockholders vote in favor of the Parent Proposals or otherwise comply with Section 251(c) of Delaware Law. Except as necessary so as not to breach its fiduciary duties to Parent's stockholders under Delaware Law, the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of the Parent Proposals at the Parent Stockholders' Meeting. Except as necessary so as not to breach its fiduciary duties to Parent's stockholders under Delaware Law, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of the First Proposal. Except as provided in the previous sentence with respect to the First Proposal, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of the Parent Proposals. Notwithstanding anything permitted by the foregoing, neither Parent nor its Board of Directors shall take any action that would cause any Parent Voting Agreement to be unenforceable in accordance with its terms under applicable law.

        5.4 Confidentiality; Access to Information

               (a) The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of May 6, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

               (b) Access to Information. The Company and Parent will afford to each other and each other's accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company or Parent, as the case may be, during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company or Parent, as may be reasonably requested. No information or knowledge obtained by Parent or the Company in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.5 No Solicitation


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
               (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined);
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5 by the Company.

        For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent or the Offer to Purchase) relating to any Acquisition Transaction. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

               (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.5, the Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

               (c) The parties acknowledge and agree that nothing set forth in this Section 5.5 shall prohibit the Company from participating in discussions regarding transactions that would be executed and consummated following the Effective Time.

        5.6 Public Disclosure

        Parent and the Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any material transaction involving Parent or the Company and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. With respect to the initial press release announcing the Merger and this Agreement, the parties have agreed to the text of the joint press release and will jointly announce the Merger and this Agreement. Parent shall file this Agreement with the SEC on Form 8-K as soon as practicable after the date of this Agreement and, in any event, within five business days after the date of this Agreement.

        5.7 Reasonable Efforts; Notification

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all


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
reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

               (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        5.8 Third Party Consents

        As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        5.9 Stock Options, Warrants and Employee Benefits

               (a) At the Effective Time, each outstanding Company Option, whether or not exercisable and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions, but giving effect to any accelerated vesting and exercisability resulting from the Merger), except that (i) each


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
Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

               (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

               (c) At the Effective Time, the Warrants will be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that
(i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (a) the number of shares of Company Capital Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by (b) the number of shares of Parent Common Stock into which such shares of Company Capital Stock would have been converted pursuant to Section 1.6(a) had such shares been outstanding immediately prior to the Effective Time (the "RATIO"), rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Ratio, rounded to the nearest whole cent.

        5.10 Form S-8

        Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

        5.11 Indemnification


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
               (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES"). The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of the Company, unless such modification is required by law.

               (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of $225,000 (or such coverage as is available for such annual premium).

        5.12 Board of Directors of Combined Company

        The Board of Directors of Parent will take all actions necessary to cause the Parent's Board of Directors, immediately after the Effective Time, to consist of nine persons, four of whom shall have been designated by the Board of Directors of the Company prior to the Effective Time (including Jeffrey T. Arnold) and four of whom shall have been designated by the Board of Directors of Parent immediately prior to the Effective Time (including W. Michael Long). In addition, Parent and the Company by mutual agreement shall specify an additional person to serve on Parent's Board of Directors effective immediately after the Effective Time. If, prior to the Effective Time, any of the designees of Parent or the Company shall decline or be unable to serve as a director of Parent immediately after the Merger, Parent (if such person was designated by Parent) or the Company (if such person was designated by the Company) shall designate another person to serve in such person's stead.

        5.13 Officers of the Combined Company

        At the Effective Time W. Michael Long will be offered a position as Chairman of the Board of Parent and Chief Operating Officer and Jeffrey T. Arnold will be offered a position as Chief Executive Officer of Parent.

        5.14 Change of Name; Increase of Authorized Shares


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
        Subject to the terms hereof, at the Parent Stockholders Meeting, Parent shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to a name mutually agreeable to the Company and Parent. In addition, at the Parent Stockholder Meeting, Parent shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Parent Common Stock thereunder to 450,000,000 shares and that the authorized number of shares of Preferred Stock of Parent be increased to 10,000,000 shares, provided that Parent may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less than the number of shares required to be issued or reserved for issuance by virtue of the Merger and the other transactions contemplated hereby).

        5.15 Headquarters of Combined Company

        Immediately after the Effective Time the headquarters of Parent and the Company shall be jointly located in Atlanta, Georgia.

        5.16 Branding

        Immediately after the Effective Time of the Merger Parent and the Surviving Corporation shall adopt WebMD as the brand name of Parent's and the Surviving Corporation's products and services.

        5.17 Nasdaq Listing

        Parent agrees to use its commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

        5.18 Company Affiliate Agreement

        Not later than 30 days prior to the Company Stockholders' Meeting, the Company shall deliver to Parent a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent will be entitled to place appropriate legends with respect to the restrictions imposed by Rule 145 promulgated under the Securities Act on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and, in the reasonable judgment of Parent, to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock.

        5.19 Comfort Letters


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
        At the request of Parent, the Company shall cause its Ernst & Young LLP, certified public accountants to Company, to deliver a comfort letter, in form and substance reasonably satisfactory to Parent, with respect to financial information relating to the Company included in the Registration Statement. At the request of the Company, Parent shall cause Ernst & Young LLP, certified public accountants to Parent, to deliver a comfort letter in form and substance reasonably satisfactory to Company, with respect to financial information relating to the Parent included in the Registration Statement.

        5.20 Stockholder Agreements

        Except for the registration rights arrangements described in the Company Schedules and except for rights described in Part 6.2(h) of the Company Schedules, prior to the Effective Time the Company shall use commercially reasonable efforts to terminate all material rights of a stockholder and obligations of the Company under any stockholder or other agreement entered into between the Company and the stockholder of the Company in its capacity as a stockholder (and not as a provider of goods and services), including, without limitation, rights of first refusal and information rights, other than dissenter rights and the rights of the Company Capital Stock to receive shares of Parent Common Stock in the Merger.

        5.21 FIRPTA Compliance

        On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement that the shares of Company Capital Stock do not constitute "U.S. real property interests," as defined in Section 897(c) of the Code. Such statement shall be in a form reasonably acceptable to Parent and in accordance with the requirements of Treasury Regulation Section 1.897-2(h), for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h), along with written authorization for Parent to deliver such form of notice to the Internal Revenue Service on behalf of the Company upon the Closing.

        5.22 Additional Stockholder Vote

        The Company shall seek approval by the requisite vote of its stockholders of the acceleration of stock options under the Company Stock Option Plans as a result of the consummation of the Merger that may be deemed to constitute "parachute payments" pursuant to Section 280(G) of the Code, such that if such approval is obtained, all such accelerated vesting resulting from the transactions contemplated hereby would not be deemed to be "parachute payments" pursuant to Section 280(G) of the Code or would be exempt from such treatment under Section 280(G) of the Code with respect to the holders who have agreed to waive such acceleration in the absence of


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
obtaining such requisite vote.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger

        The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) Company Stockholder Approval. This Agreement, including without limitation the treatment of the Company Capital Stock as set forth in
Section 1.6(a), shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law and the Company's Articles of Incorporation, by the stockholders of the Company.

               (b) Parent Stockholder Approval. The Parent Proposals shall have been duly approved by the requisite vote under applicable law, Nasdaq rules and Parent's Certificate of Incorporation by the stockholders of Parent.

               (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

               (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

               (e) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Nelson Mullins Riley & Scarborough, L.L.P., respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such


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
reasonable representations as requested by such counsel for the purpose of rendering such opinions.

               (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

        6.2 Additional Conditions to Obligations of the Company

        The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

               (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2, 3.3, 3.17, 3.18 and
3.19 (which shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the materiality qualifications set forth in the preceding clause
(A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

               (d) Consents. Parent shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.2(d).

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub

        The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.5(c), 2.20,
2.21 and 2.22 (which shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the materiality qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an authorized officer of the Company.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

               (d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(d).

               (e) Ownership Limits. At the Effective Time, no stockholder (taken together with its affiliates) of the Company shall beneficially own, or have the right to beneficially own at any time in the future, forty percent (40%) or more of the outstanding shares of Company Capital Stock on a fully diluted as converted into Company Common Stock basis.

               (f) Appraisal Rights. No more than 0.66% of the shares of Company Capital Stock on a fully diluted as converted into Company Common Stock basis outstanding immediately prior to the

Effective Time shall have perfected or shall have the right to perfect in the future rights of appraisal or dissenters' rights with respect to the Merger.

               (g) Legal Opinion. Nelson Mullins Riley & Scarborough, L.L.P., outside counsel to the Company, shall have delivered a legal opinion to Parent, dated as of the Closing Date, in a form reasonably acceptable to Parent, covering the substance set forth on Schedule 6.3(g).

               (h) Company Rights. The Company shall have provided Parent evidence reasonably satisfactory to Parent that except for registration rights and except for the rights specified in Part 6.2(h) of the Company Schedules, all material rights of a stockholder and obligations of the Company under any stockholder or other agreement entered into between the Company and a stockholder of the Company in its capacity as a stockholder (and not as a provider of goods or services), including without limitation rights of first refusal and information rights, other than the dissenters' rights and the right of the holders of Company Capital Stock to receive shares of Parent Common Stock, pursuant to the terms of this Agreement, shall have terminated.

               (i) Microsoft Arrangements. After the date of this Agreement and prior to the Effective Time, the Company shall have received an investment from Microsoft pursuant to the terms of the Investment Agreement dated May 12, 1999 among the Company, Microsoft and the Purchasers named therein (the "INVESTMENT AGREEMENT") or other investors as permitted thereby in an amount equal to $150,000,000 in exchange for 276,906 shares of the Company's Series E Preferred Stock.

               (j) Strategic Investors. (i) Within 10 days following the date of this Agreement, the Company shall have received an amount equal to $114,500,000 in exchange for the sale of 211,372 shares of the Company's Series E Preferred Stock to investors other than Microsoft pursuant to the Investment Agreement, and (ii) after the date of this Agreement and prior to the Effective Time, the Company shall receive an amount equal to $35,500,000 in exchange for the sale of 65,534 shares of the Company's Series E Preferred Stock to investors other than Microsoft in substantially the same form as the Investment Agreement.

               (k) The Stockholder Agreement attached hereto as Exhibit C with Microsoft shall be in full force and effect.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination

        This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company or Parent:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

               (b) by either the Company or Parent if the Merger shall not have been consummated by December 15, 1999 (the "END DATE") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

               (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

               (d) by the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement.

               (e) by the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

               (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to the End Date);

               (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date).

        7.2 Notice of Termination; Effect of Termination

        Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4, this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3 Fees and Expenses

        All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        7.4 Amendment

        Subject to applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

        7.5 Extension; Waiver

        At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties


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
hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

        8.1 Non-Survival of Representations and Warranties

        The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

        8.2 Notices

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        if to Parent or Merger Sub, to:

                           Healtheon Corporation
                           4600 Patrick Henry Road
                           Santa Clara, CA  95054
                           Attention: Jack Dennison, General Counsel
                           Telephone No.: (408) 876-5000
                           Telecopy No.: (408) 876-5175

        with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attention:  Larry W. Sonsini
                                      Marty W. Korman
                                      Daniel R. Mitz

                           Telephone No.:  (650) 493-9300
                           Telecopy No.:  (650) 493-6811

        If to the Company, to:

                           WebMD, Inc.
                           400 The Lenox Building
                           3399 Peachtree Road NE
                           Atlanta, GA  30326
                           Attention:  W. Michael Heekin,
                                        Executive Vice President,
                                        Strategic Relations
                           Telephone No.:  (404) 479-7600
                           Telecopy No.:  (404) 479-7651

               with copies to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           Bank of America Corporate Center
                           Suite 2600
                           Charlotte, North Carolina  28204
                           Atlanta, GA  30309
                           Attention:  H. Bryan Ives III
                                       C. Mark Kelly
                           Telephone No.: (704) 417-3000
                           Telecopy No.: (704) 377-4814

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attention:  Eric S. Robinson, Esq.
                           Telephone No.:  (212) 403-1000
                           Telecopy No.:  (212) 403-2000

        8.3 Interpretation; Knowledge

               (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

               (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such party, has actual knowledge of such matter.

               (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its subsidiaries.

               (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        8.4 Counterparts

        This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5 Entire Agreement; Third Party Beneficiaries

        This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11.

        8.6 Severability

        In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Remedies

        Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        8.8 Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.9 Rules of Construction

        The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Assignment

        No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11 WAIVER OF JURY TRIAL

        EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                        HEALTHEON CORPORATION

                                        By:  /s/ Jack Dennison
                                           ----------------------------
                                        Name: Jack Dennison
                                             --------------------------
                                        Title: Vice President and
                                               General Counsel
                                              -------------------------


                                        WATER ACQUISITION CORP.

                                        By:  /s/ Jack Dennison
                                           ----------------------------
                                        Name: Jack Dennison
                                             --------------------------
                                        Title: Vice President and
                                               General Counsel
                                              -------------------------


                                        WEBMD, INC.

                                        By:  /s/ Jeffrey Arnold
                                           ----------------------------
                                        Name: Jeffrey Arnold
                                             --------------------------
                                        Title: Chief Executive Officer
                                              -------------------------



                       **** REORGANIZATION AGREEMENT ****